Exhibit 10.3

WAIVER AND ACKNOWLEDGMENT

This WAIVER AND ACKNOWLEDGMENT (this “Waiver”) is entered into on June 11, 2018 by and between Forward Air Corporation, a Tennessee corporation (the “Company”), and Bruce A. Campbell, the President and Chief Executive Officer of the Company (the “Executive”).

WHEREAS, the Company and Executive are parties to that certain Employment Agreement dated as of October 30, 2007, as amended from time to time (the “Employment Agreement”) which sets out the terms and conditions of the Executive’s employment with the Company including Executive’s compensation, severance benefits upon termination of employment and restrictive covenants; and

WHEREAS, the Board of Directors of the Company (the “Board”) and Executive have discussed Executive’s retirement as President and Chief Executive Officer of the Company and have worked together to identify his successor, Thomas Schmitt (the “Successor”); and

WHEREAS, upon the effective date of the appointment of Successor as the Company’s President and Chief Executive Officer (the “Effective Date”), the Company and Executive have agreed that Executive will assume the position of Executive Chairman until the Company’s 2019 annual meeting of shareholders or such later date as the Board and Executive may agree (the “Transition”); and

WHEREAS, in connection with the Transition, the Company and Executive wish to enter into this Waiver pursuant to which the parties acknowledge and agree as to the Executive’s change in position and compensation upon the Effective Date and Executive waives any rights he may have to severance benefits under the Employment Agreement as a result of the Transition.

NOW THEREFORE, the undersigned hereby agree as follows:

1.    In connection with the Transition, the Company and Executive hereby acknowledge and agree that:

(a)    As of the Effective Date, Executive will step down as President and Chief Executive Officer of the Company and will thereafter be employed by the Company as Executive Chairman until the date of the Company’s 2019 annual meeting of shareholders or such later date as agreed to in writing by the Company and Executive (the “Resignation Date”). Executive shall perform such duties as are customarily performed by one holding the position of Executive Chairman and shall additionally render such other services and duties as may be reasonably assigned to him from time to time by the Company, consistent with his position. Executive shall at all times report to the Board.

(b)    As of the Effective Date, Executive’s compensation shall be as set forth below, which shall replace and supersede Executive’s current compensation:

(i)    through December 31, 2018, Executive will continue to receive his current base salary of $850,000, a target bonus opportunity of 125% of base salary and the other benefits set forth in Section 6(c) of the Employment Agreement; and

(ii)    Beginning on January 1, 2019 through the Resignation Date, Executive will receive a pro-rated base salary of $750,000; a pro-rated target bonus opportunity equal to 100% of base salary and the other benefits set forth in Section 6(c) of the Employment Agreement. Executive shall not be entitled to receive an annual long-term equity award in his role as Executive Chairman.

(c)    As of the Resignation Date, Executive’s employment with the Company and the Employment Agreement shall terminate and be of no further force and effect (the “Termination”) other than the restrictive covenants set forth in Section 9 of the Employment Agreement. For purposes of clarity, that Restrictive Covenants Agreement dated as of October 30, 2007 between the Company and Executive shall remain in full force and effect following the Transition and the Termination.

2.    Executive hereby irrevocably and unconditionally waives any and all rights to receive or be entitled to any severance amounts or benefits in connection with the Transition or the Termination including any severance benefits set forth in the Employment Agreement (including with respect to a Material Change in Duties (as defined in the Employment Agreement) and as set forth in Section 7(e) of the Employment Agreement), any equity grant agreements between the Company and Executive, the Company’s Amended and Restated Stock Option and Incentive Plan, the Company’s 2016 Omnibus Incentive Plan or the Company’s Executive Severance Plan (the “Waived Benefits”) . For purposes of clarity, the Executive hereby waives only those Waived Benefits that may be triggered as a result of the Transition or Termination and will, until such time as Executive resign his position as Executive Chairman, continue to maintain any severance benefits to which he is entitled other than as a result of the Transition or Termination including as a result of a Change of Control.

3.    This Waiver may be executed in counterparts, each of which shall be an original and which taken together shall constitute one and the same document. This Waiver Agreement may be executed and delivered by facsimile signature and facsimile signature shall be treated as an original.

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IN WITNESS WHEREOF, the parties hereto have executed this Waiver and Acknowledgment on the day and year first above written.

FORWARD AIR CORPORATION

By:	/s/ Michael L. Hance
Name:	Michael L. Hance
Title:	Senior Vice President and Chief Legal Officer

EXECUTIVE: /s/ Bruce A. Campbell
Bruce A. Campbell